                                  SCHEDULE 14A
                                 (RULE 14A-101)

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive proxy statement

     [ ] Definitive additional materials

     [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                      First Industrial Realty Trust, Inc.
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                (Name of Registrant as Specified in Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

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     [ ] Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

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     (3) Filing party:

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     (4) Date filed:

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
                       FIRST INDUSTRIAL REALTY TRUST, INC.
                             311 South Wacker Drive
                                   Suite 4000
                             Chicago, Illinois 60606
                                ----------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                ----------------

                           TO BE HELD ON MAY 17, 2000


         NOTICE IS HEREBY GIVEN that the 2000 Annual Meeting of Stockholders (the "Annual Meeting") of First Industrial Realty Trust, Inc. (the "Company") will be held on Wednesday, May 17, 2000 at 9:00 a.m. at the Sears Tower Conference Center, 233 South Wacker Drive, 99th Floor, Chicago, Illinois 60606 for the following purposes:

         1. To elect three Class III directors of the Company to serve until the 2003 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified;

         2. To ratify the Board of Directors' selection of PricewaterhouseCoopers LLP as the Company's independent auditors for the fiscal year ending December 31, 2000; and

         3. To consider and act upon any other matters that may properly be brought before the Annual Meeting and at any adjournments or postponements thereof.

         Any action may be taken on the foregoing matters at the Annual Meeting on the date specified above, or on any date or dates to which, by original or later adjournment, the Annual Meeting may be adjourned, or to which the Annual Meeting may be postponed.

         The Board of Directors has fixed the close of business on March 20, 2000 as the record date for the Annual Meeting. Only stockholders of record of the Company's common stock, $.01 par value per share, at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof.

         You are requested to fill in and sign the enclosed Proxy Card, which is being solicited by the Board of Directors, and to mail it promptly in the enclosed postage-prepaid envelope. Any proxy may be revoked by delivery of a later dated proxy. Stockholders of record who attend the Annual Meeting may vote in person, even if they have previously delivered a signed proxy.

                                              By Order of the Board of Directors

Chicago, Illinois                             Michael J. Havala
April 10, 2000                                Secretary

         WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE POSTAGE-PREPAID ENVELOPE PROVIDED. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

                       FIRST INDUSTRIAL REALTY TRUST, INC.
                             311 South Wacker Drive
                                   Suite 4000
                             Chicago, Illinois 60606
                                ----------------

                                 PROXY STATEMENT
                                ----------------

                   FOR THE 2000 ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD ON MAY 17, 2000

         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of First Industrial Realty Trust, Inc. (the "Company") for use at the 2000 Annual Meeting of Stockholders of the Company to be held on Wednesday, May 17, 2000, and at any adjournments or postponements thereof (the "Annual Meeting"). At the Annual Meeting, stockholders will be asked to vote on the election of three Class III directors of the Company, to ratify the Board of Directors' selection of PricewaterhouseCoopers LLP as the Company's independent auditors for the current fiscal year and to act on any other matters properly brought before them.

         This Proxy Statement and the accompanying Notice of Annual Meeting and Proxy Card are first being sent to stockholders on or about April 10, 2000. The Board of Directors has fixed the close of business on March 20, 2000 as the record date for the Annual Meeting (the "Record Date"). Only stockholders of record of the Company's common stock, par value $.01 per share (the "Common Stock"), at the close of business on the Record Date will be entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were 38,563,701 shares of Common Stock outstanding and entitled to vote at the Annual Meeting. Holders of Common Stock outstanding as of the close of business on the Record Date will be entitled to one vote for each share held by them on each matter presented to the Stockholders at the Annual Meeting.

         STOCKHOLDERS OF THE COMPANY ARE REQUESTED TO COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. SHARES REPRESENTED BY A PROPERLY EXECUTED PROXY CARD RECEIVED PRIOR TO THE VOTE AT THE ANNUAL MEETING AND NOT REVOKED WILL BE VOTED AT THE ANNUAL MEETING AS DIRECTED ON THE PROXY CARD. IF A PROPERLY EXECUTED PROXY CARD IS SUBMITTED AND NO INSTRUCTIONS ARE GIVEN, THE PERSONS DESIGNATED AS PROXY HOLDERS ON THE PROXY CARD WILL VOTE (I) FOR THE ELECTION OF THE THREE NOMINEES FOR CLASS III DIRECTORS OF THE COMPANY NAMED IN THIS PROXY STATEMENT, (II) FOR THE RATIFICATION OF THE BOARD OF DIRECTORS' SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE CURRENT FISCAL YEAR AND (III) IN THEIR OWN DISCRETION WITH RESPECT TO ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE STOCKHOLDERS AT THE ANNUAL MEETING OR AT ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF. IT IS NOT ANTICIPATED THAT ANY MATTERS OTHER THAN THOSE SET FORTH IN THE PROXY STATEMENT WILL BE PRESENTED AT THE ANNUAL MEETING.

         The presence, in person or by proxy, of holders of at least a majority of the total number of outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting. The affirmative vote of the holders of a majority of the votes cast with a quorum present at the Annual Meeting is required for the election of Class III directors and the ratification of the selection of the Company's auditors. Abstentions and broker non-votes will not be counted as votes cast and, accordingly, will have no effect on the majority vote required, although they will be counted for quorum purposes.

         A stockholder of record may revoke a proxy at any time before it has been exercised by filing a written revocation with the Secretary of the Company at the address of the Company set forth above, by filing a duly executed proxy bearing a later date, or by appearing in person and voting by ballot at the Annual Meeting. Any stockholder of record as of the Record Date attending the Annual Meeting may vote in person whether or not a proxy has been previously given, but the presence (without further action) of a stockholder at the Annual Meeting will not constitute revocation of a previously given proxy.

         The Company's 1999 Annual Report, including financial statements for the fiscal year ended December 31, 1999, is being mailed to stockholders concurrently with this Proxy Statement. The Annual Report, however, is not part of the proxy solicitation material.

                                   PROPOSAL I

                        ELECTION OF A CLASS OF DIRECTORS

         Pursuant to the Articles of Amendment and Restatement of the Company, as amended (the "Articles"), the maximum number of members allowed to serve on the Company's Board of Directors is 12. The Board of Directors of the Company currently consists of nine seats and is divided into three classes, with the directors in each class serving for a term of three years and until their successors are duly elected and qualified. The term of one class expires at each Annual Meeting of Stockholders. Nine persons currently serve as directors of the Company.

         At the Annual Meeting, three directors will be elected to serve until the 2003 Annual Meeting of Stockholders and until their successors are duly elected and qualified. The Board of Directors has nominated John Rau, Robert J. Slater and W. Ed Tyler to serve as Class III directors (the "Nominees"). Each of the Nominees is currently serving as a Class III director of the Company and has consented to be named as a nominee in this Proxy Statement. The Board of Directors anticipates that each of the Nominees will serve as a director if elected. However, if any person nominated by the Board of Directors is unable to accept election, the proxies will vote for the election of such other person or persons as the Board of Directors may recommend.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES.

INFORMATION REGARDING NOMINEES AND DIRECTORS

         The following biographical descriptions set forth certain information with respect to the three Nominees for election as Class III directors at the Annual Meeting, the continuing directors whose terms expire at the Annual Meetings of Stockholders in 2001 and 2002 and certain executive officers, based on information furnished to the Company by such persons. The following information is as of March 20, 2000, unless otherwise specified.


 CLASS III NOMINEES FOR ELECTION AT 2000 ANNUAL MEETING - TERM TO EXPIRE IN 2003

JOHN RAU                                                     Director since 1994

        Mr. Rau, 51, has been a director of the Company since June 1994. Mr. Rau is President and Chief Executive Officer of Chicago Title Corporation, a New York Stock Exchange listed company, and its subsidiaries Chicago Title and Trust Co., Chicago Title Insurance Co., Ticor Title Insurance Co. and Security Union Title Insurance Co. Mr. Rau is a director of Chicago Title Corporation, Chicago Title and Trust Co. and Chicago Title Insurance Co., as well as Chairman of the Board of Directors of Ticor Title Insurance Co. and Security Union Title Insurance Co. He is also a director of LaSalle Bank, N.A., Borg-Warner Automotive, Inc., Nicor Inc. and Divine Interventures, Inc. From July 1993 until November 1996, Mr. Rau was Dean of the Indiana University School of Business. From 1991 to 1993, Mr. Rau served as Chairman of the Illinois Economic Development Board and as special advisor to Illinois Governor James Edgar. From 1990 to 1993, he was Chairman of the Banking Research Center Board of Advisors and a Visiting Scholar at Northwestern University's J.L. Kellogg Graduate School of Management. During that time he also served as Special Consultant to McKinsey & Company, a worldwide strategic consulting firm. From 1989 to 1991, Mr. Rau served as President and Chief Executive Officer of LaSalle National Bank. From 1979 to 1989, he was associated with The Exchange National Bank, serving as President from 1983 to 1989, at which time The Exchange National Bank merged with LaSalle National Bank. Prior to 1979, he was associated with First National Bank of Chicago.

ROBERT J. SLATER                                             Director since 1994

        Mr. Slater, 62, has been a director of the Company since June 1994. Since 1985, Mr. Slater has been President of Jackson Consulting, Inc., a private consulting company specializing in advising basic manufacturing and the distribution industries. Mr. Slater is also a director of Southdown, Inc., a major cement and cement products manufacturing company, based in Houston, Texas. He has retired as President of Crane Co., a multinational manufacturing company.

W. ED TYLER                                            Director since March 2000

        Mr. Tyler, 47, has been a director of the Company since March 2000. Since 1998, Mr. Tyler has been Chief Executive Officer and a director of Moore Corporation Limited, which provides data capture, information design, marketing services, digital communications and print solutions that enable clients to improve their business processes and to increase revenues. Prior to joining Moore Corporation, Mr. Tyler served in various capacities at R.R. Donnelley & Sons Company, most recently as Executive Vice President and Chief Technology Officer, from 1997 to 1998, and as Executive Vice President and Sector President of Donnelley's Networked Services Sector, from 1995 to 1997. He is also a director of Cherry Electronics Corporation and the American Red Cross (Mid-America).


              CLASS I CONTINUING DIRECTORS - TERM TO EXPIRE IN 2001

JAY H. SHIDLER                                               Director since 1993

        Mr. Shidler, 53, has been Chairman of the Board of Directors since the formation of the Company in August 1993. He is the founder and managing partner of The Shidler Group. A nationally acknowledged expert in the field of real estate investment and finance, Mr. Shidler has over 30 years of experience in real estate investment and has acquired and managed properties involving several billion dollars in aggregate value. Since 1970, Mr. Shidler has been directly involved in the acquisition and management of over 1,000 properties in 40 states and Canada. Mr. Shidler is the Chairman of the Board of Directors of Corporate Office Properties Trust, Inc. (OFC: NYSE). Mr. Shidler is also a founder and Chairman of the Board of Directors of CGA Group, Ltd., a holding company whose subsidiary is a AAA-rated financial guarantor based in Bermuda. He serves on the boards of directors of several private companies and is active as a trustee of several charitable organizations, including The Shidler Family Foundation. Mr. Shidler is a member of the National Association of Real Estate Investment Trusts ("NAREIT").

JOHN L. LESHER                                               Director since 1994

        Mr. Lesher, 66, has been a director of the Company since June 1994. Mr. Lesher is President of Jack Lesher and Associates, a management consulting firm. Since March 1999, he has served as a Senior Advisor of Resource Evaluation, Inc., a consulting firm specializing in working capital management. Prior to March 1999, Mr. Lesher also served with Resource Evaluation, Inc. as Chairman, from July 1997 to March 1999, and as President, from 1994 to July 1997. He is a director of The Sound Shore Fund and of Mondial Ltd. and is an Operating Partner of the Bradford Equities Fund III. From 1990 to 1993, he was a Managing Director of Korn/Ferry International, an executive recruiting organization. From 1985 to 1989, he was Vice President of the New York financial services practice of Cresap, McCormick & Paget, a management consulting organization; President of Home Group Financial Services, a subsidiary of Home Insurance Company; and President of Mars & Company, an international strategic planning and consulting firm. Prior to 1985, he served for 24 years in various capacities at Booz, Allen & Hamilton, including from 1976 to 1985 as its President.

J. STEVEN WILSON                                             Director since 1994

        Mr. Wilson, 56, has been a director of the Company since June 1994. Since 1991, Mr. Wilson has been Chairman of the Board of Directors and Chief Executive Officer of Wickes Inc., which is one of the largest lumber yard chains in the United States. Since 1985, Mr. Wilson has been President, Chief Executive Officer and Chairman of the Board of Directors of Riverside Group, Inc., a holding company engaged in traditional and e-commerce based supply and distribution of building materials, as well as Internet services and web design. Since 1998, Mr. Wilson has been President, Chief Executive Officer and Chairman of the Board of Directors of Buildscape, Inc., an Internet based business to business marketer of building materials.


             CLASS II CONTINUING DIRECTORS - TERM TO EXPIRE IN 2002

MICHAEL W. BRENNAN                                           Director since 1996

        Mr. Brennan, 43, has been a director since March 1996. He has been President and Chief Executive Officer of the Company since November 1998, prior to which time he served as Chief Operating Officer of the Company from December 1995 to November 1998 and as Senior Vice President--Asset Management of the Company from April 1994 to December 1995. He was a partner of The Shidler Group between 1988 and 1994 and the President of the Brennan/Tomasz/Shidler Investment Corporation and was in charge of asset management, leasing, project finance, accounting and treasury functions for The Shidler Group's Chicago operations. Between 1986 and 1988, Mr. Brennan served as The Shidler Group's principal acquisition executive in Chicago. Prior to joining The Shidler Group, Mr. Brennan was an investment specialist with CB Commercial (now CB Richard Ellis, Inc.). His professional affiliations include the Urban Land Institute ("ULI"), the National Association of Industrial and Office Properties ("NAIOP"), NAREIT, National Association of Manufacturers, the Council for Logistic Management, the Young Presidents Organization and the Economic Club of Chicago.

MICHAEL G. DAMONE                                            Director since 1994

        Mr. Damone, 65, is Director of Strategic Planning for the Company and has been a director of the Company since June 1994. Between 1973 and 1994, Mr. Damone was Chief Executive Officer of Damone/Andrew, a full service real estate organization, which developed several million square feet of industrial, warehouse, distribution and research and development buildings. Prior to co-founding Damone/Andrew in 1973, Mr. Damone was the executive vice president of a privately held, Michigan based real estate development and construction company, where he was responsible for the development of industrial/business parks. His professional affiliations include the Society of Industrial and Office Realtors ("SIOR"), the National Association of Realtors ("NAR"), the Michigan Association of Realtors and the South Oakland County Board of Realtors.

KEVIN W. LYNCH                                               Director since 1994

        Mr. Lynch, 47, has been a director of the Company since June 1994. Mr. Lynch is the co-founder and Principal of The Townsend Group ("Townsend"), an institutional real estate consulting firm, which provides real estate consulting for pension funds and institutional investors. In his capacity as Principal, Mr. Lynch is responsible for strategic development and implementation of client real estate portfolios. Mr. Lynch is also responsible for new product development. Prior to founding Townsend, Mr. Lynch was associated with Stonehenge Capital Corporation, where he was involved in the acquisition of institutional real estate properties and the structuring of institutional real estate transactions. Since 1996, Mr. Lynch has served on the Board of Directors for Lexington Corporate Properties. He is a member of the National Real Estate Advisory Board for the Real Estate Center at New York University, the National Council of Real Estate Investment Fiduciaries, the Pension Real Estate Association, the American Society for Real Estate Research, ULI and NAREIT.

EXECUTIVE OFFICERS AND OTHER SENIOR MANAGEMENT

GARY H. HEIGL

        Mr. Heigl, 44, has been the Chief Operating Officer of the Company since December 1998, prior to which time he served as Senior Vice President--Capital Markets of the Company from January 1996 to December 1998. Over the last 20 years, Mr. Heigl has specialized in commercial real estate finance. During 1994 and 1995, Mr. Heigl was Senior Vice President--Director of New Business Development for ITT Real Estate Services, Inc. From 1991 through 1993, he operated his own real estate consulting firm. From 1984 through 1990, Mr. Heigl served in various project finance capacities at VMS Realty Partners culminating as Senior Vice President--Finance and Dispositions. Prior to 1984, he served in lending officer positions for the commercial real estate groups of ITT Financial and Aid Association for Lutherans. Mr. Heigl's professional affiliations include ULI and NAREIT.

MICHAEL J. HAVALA

        Mr. Havala, 40, has been Chief Financial Officer, Treasurer and Secretary of the Company since April 1994. He joined The Shidler Group in 1989, and was Chief Financial Officer for The Shidler Group's midwest region with responsibility for accounting, finance and treasury functions. With The Shidler Group, Mr. Havala structured joint ventures, obtained and refinanced project financing, developed and implemented management information systems and directed all financial aspects of a several million square foot portfolio located in various states throughout the Midwest. Prior to joining The Shidler Group, Mr. Havala was a Senior Tax Consultant with Arthur Andersen & Company, where he specialized in real estate, banking and corporate finance. Mr. Havala is a certified public accountant. His professional affiliations include NAREIT and the Illinois CPA Society.

JOHANNSON L. YAP

        Mr. Yap, 37, has been the Chief Investment Officer of the Company since February 1997. From April 1994 to February 1997, he served as Senior Vice President--Acquisitions of the Company. During this time, he oversaw and implemented the Company's investment strategy and initiatives. In addition to participating in over one billion dollars of investments, Mr. Yap has extensive experience in entity acquisitions using the UPREIT structure. Prior to joining the Company, Mr. Yap joined The Shidler Group in 1988 as an acquisitions associate, and became Vice President in 1991, with responsibility for acquisitions, property management, leasing, project financing, sales and construction management functions. Between 1988 and 1994, he participated in the acquisition, underwriting and due diligence of several hundred million dollars of commercial properties. His professional affiliations include the Chicago Real Estate Council, ULI, NAREIT, NAIOP and the Real Estate Investment Advisory Council.

ANTHONY MUSCATELLO

        Mr. Muscatello, 51, has been the senior officer of the Company in charge of development activities, as President of FI Development Services Corporation, since September 1996, prior to which time he served as a Senior Regional Director for Pennsylvania, Nashville and Atlanta from June 1994. Over the last 25 years, he has been responsible for the leasing, management and/or development of several million square feet of office, industrial and residential real estate. From 1987 to 1994, he served as Managing General Partner of the central Pennsylvania operations of Rouse & Associates, where he was responsible for day-to-day operations, including profit and loss, marketing, leasing, acquisition, financing, construction and asset management functions. From 1982 to 1987, he served in various capacities with Rouse & Associates. From 1969 to 1982, Mr. Muscatello worked for several real estate development firms, where his responsibilities included land acquisition, market analysis and marketing, sales, financing and construction of single family and multi-family homes. He is an active member in NAIOP and the Industrial Real Estate Brokers of Metropolitan New York.

J. CRAIG COSGROVE

        Mr. Cosgrove, 38, has been Managing Director of the Company's west and Gulf region since December 1999, prior to which time he served as a Senior Regional Director of the Company's mid-Atlantic and southeast regions from December 1997 to December 1999 and as a Regional Director of the Company's central Pennsylvania region from June of 1994 to December 1997. Mr. Cosgrove joined the Company in 1994 as a Regional Director upon the Company's acquisition of Rouse & Associates through an UPREIT transaction. From 1991 to 1994, Mr. Cosgrove was an asset manager with Rouse & Associates where he was responsible for managing and leasing Rouse & Associates' industrial real estate portfolio. Mr. Cosgrove's professional affiliations include the Building Owners and Managers Association and NAIOP. He is also chairperson for Project Mercy's Advisory Board.

DAVID P. DRAFT

         Mr. Draft, 48, has been Managing Director of the Company's midwest region since December 1998, prior to which time he served as a Senior Regional Director of the Company for the Michigan and Northern Ohio regions from March 1996 to December 1998. He oversees acquisitions, development, construction, asset management and lease negotiations for the several million square foot regional portfolio. He has 24 years experience in real estate brokerage, sales, leasing and asset management. Between 1994 and March 1996, Mr. Draft was Co-Founder and Principal of Draft & Gantos Properties, L.L.C., where he was responsible for real estate management, construction and development. From 1990 to 1994, Mr. Draft was Director of Development and Operations for Robert Grooters Development Company where he was responsible for land acquisitions, development project planning, financing and construction of industrial property. From 1977 to 1990, he was with First Real Estate, Inc. serving in the capacity of chief operating officer. Mr. Draft is a licensed real estate broker and a member of NAR and the Michigan Association of Realtors.

TIMOTHY E. GUDIM

        Mr. Gudim, 40, has been Managing Director of the Company's California region since December 1999, prior to which time he served as Managing Director of the Company's western and Gulf region from December 1998 to December 1999; as a Senior Regional Director of the Company's western region from June 1998 to December 1998; and as a Regional Director for Colorado from November 1997 to June 1998. He oversees acquisitions, development, build-to-suits, asset management and lease negotiations for the several million square foot regional portfolio. Mr. Gudim has 18 years experience in the industrial real estate field. Between 1991 and October 1997, he was Vice President and a Principal of Pacifica Holding Company, a full service real estate company operating in Denver. Mr. Gudim's professional affiliations include NAIOP, SIOR and the Association of Industrial Realtors.

ROSS KIRK

        Mr. Kirk, 43, has been Managing Director of the Company's east region since December 1999, prior to which time he served as a Regional Director of the Company's Tampa region from December 1997. He oversees acquisitions, development, construction, asset management and lease negotiations for the several million square foot regional portfolio. Mr. Kirk has over twenty years of real estate experience. Between July 1992 and December 1997, he was President of Thompson-Kirk Properties, a full-service real estate firm in Tampa. Mr. Kirk is a licensed general contractor in the state of Florida, a licensed Florida real estate broker and a licensed Florida mortgage broker. He holds memberships in NAIOP, Tampa's Real Estate Investment Council and the Council of Logistics Management.


THE BOARD OF DIRECTORS AND ITS COMMITTEES

        The Company is currently managed by a nine member Board of Directors, a majority of whom are independent of both The Shidler Group and the Company's management. The current independent directors are Messrs. Lesher, Wilson, Lynch, Rau, Slater and Tyler. Pursuant to the terms of the Company's Articles, the directors are divided into three classes. Class III directors hold office for a term expiring at this Annual Meeting. Class I directors hold office for a term expiring at the Annual Meeting of Stockholders to be held in 2001. Class II directors hold office for a term expiring at the Annual Meeting of Stockholders to be held in 2002. Each director will hold office for the term to which he is elected and until his successor is duly elected and qualified. At each Annual Meeting of Stockholders, the successors to the class of directors whose terms expire at that meeting will be elected to hold office for a term continuing until the Annual Meeting of Stockholders held in the third year following the year of their election and the election and qualification of their successors.

        The Board of Directors held seven meetings during the fiscal year of 1999. Each of the directors serving in 1999 attended at least 75% of the total number of meetings of the Board of Directors and of the respective committees of the Board of Directors of which he was a member.

        The Board of Directors has appointed an Audit Committee, a Compensation Committee, an Investment Committee, a Nominating Committee and a Special Committee.

        Audit Committee. The Audit Committee, which consists of Messrs. Rau, Lynch and Wilson, makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of the Company's internal accounting controls. The Audit Committee met one time in 1999.

        Compensation Committee. The Compensation Committee, which consists of Messrs. Slater and Lesher, makes recommendations and exercises all powers of the Board of Directors in connection with certain compensation matters, including incentive compensation and benefit plans. The Compensation Committee administers, and has authority to grant awards under, the First Industrial Realty Trust, Inc. 1994 Stock Incentive Plan (the "1994 Stock Plan"), the First Industrial Realty Trust, Inc. 1997 Stock Incentive Plan (the "1997 Stock Plan") and the First Industrial Realty Trust, Inc. Deferred Income Plan (the "Deferred Income Plan"). The Compensation Committee met six times in 1999.

        Investment Committee. The Investment Committee, which consists of Messrs. Shidler, Brennan and Damone, provides oversight and discipline to the acquisition and new investment process. New investment opportunities are described in written reports based on detailed research and analyses in a standardized format applying appropriate underwriting criteria. The Investment Committee meets with the Company's acquisition personnel, reviews each submission thoroughly and approves acquisitions and development projects having a total investment of less than $30 million. The Investment Committee makes a formal recommendation to the Board of Directors for all acquisitions and development projects with a total investment in excess of $30 million. The Investment Committee met 32 times during 1999.

        Nominating Committee. The Nominating Committee proposes individuals for election as directors at the Annual Meeting of Stockholders of the Company and in connection with any vacancy that may develop on the Board of Directors. The Board of Directors, in turn, as a whole by a majority vote either approves all of the nominations so proposed by the Nominating Committee or rejects all of the nominations in whole, but not in part. In the event that the Board of Directors as a whole by a majority vote rejects the proposed nominations, the Nominating Committee develops a new proposal. The Nominating Committee will consider nominees recommended by stockholders of the Company. Such recommendations shall be submitted in writing to the Secretary of the Company. The membership of the Nominating Committee consists of a total of four directors which includes (i) the Chairman of the Board of the Company, (ii) the President of the Company, and (iii) two other directors selected by the entire Board of Directors of the Company from among those directors who are not officers of the Company and whose term is not expiring in the calendar year that the Nominating Committee is making its proposal. The Nominating Committee that made the proposals approved by the Board of Directors and set forth in this Proxy Statement consisted of Messrs. Shidler, Brennan, Lesher and Wilson. The Nominating Committee met once in March 2000 to determine its nominations for this Proxy Statement.

        Special Committee. The Special Committee consists of Messrs. Shidler, Brennan and Rau. The Special Committee is authorized, within limits specified by the Board of Directors, to approve the terms under which the Company issues common stock, preferred stock or depository shares representing fractional interests in preferred stock, or which the Company or any of the Company's subsidiaries, including First Industrial, L.P., issues debt. The Special Committee did not meet during 1999; however, it acted on two occasions by unanimous written consent.


DIRECTOR COMPENSATION

        Directors of the Company who are also employees receive no additional compensation for their services as a director. Non-employee directors of the Company receive an annual director's fee equivalent in value to $20,000. At least 50% of the value of such fee must be taken in the form of restricted stock. Each non-employee director also receives $1,000 for each regular quarterly meeting of the Board of Directors attended, $1,000 for each special meeting of the Board attended, $1,000 for each substantive special telephonic Board meeting participated in and $1,000 for each committee meeting attended. Following the Annual Meeting of Stockholders held in 1999, each of the Company's non-employee directors received options under the 1997 Stock Plan to purchase 10,000 shares at the market price of the shares on the date of grant. Such options granted to non-employee directors vest one year after the date of grant. Following this Annual Meeting the Company intends to grant 10,000 options under the 1997 Stock Plan to each of the Company's non-employee directors. Such options will be granted at the market price of the shares on the date of grant and will vest one year after the date of grant.

                             EXECUTIVE COMPENSATION

        The following table sets forth the aggregate compensation, including cash compensation and restricted stock and option awards, paid by the Company with respect to the fiscal years ended December 31, 1997, 1998 and 1999 to the Company's Chief Executive Officer and the four other most highly compensated executive officers of the Company (the "Named Executive Officers").


                           SUMMARY COMPENSATION TABLE

                                                                           Long Term
                                                                         Compensation
                                                                  ----------------------------
                                                                    Restricted      Shares         All Other
Name and                                Annual                        Stock       Underlying   Compensation
Principal Position           Year      Salary($)   Bonus($)(1)     Awards($)(2)    Options(#)     ($)(6)
------------------           ----      ---------   -----------     ------------    ----------     ------
Michael W. Brennan           1999   $  320,000    $         0    $   875,044       60,000 (5)   $  181,964
President and                1998      276,875        345,000        163,313       85,000 (4)       90,054
Chief Executive Officer      1997      225,000        337,500        178,125      310,000 (3)       59,112

Gary H. Heigl                1999   $  270,000    $   180,000    $   472,369       52,000 (5)   $  105,936
Chief Operating Officer      1998      219,167        320,000        150,750       69,000 (4)       58,502
                             1997      185,000        277,500        142,500      220,000 (3)       38,157

Michael J. Havala            1999   $  247,500    $   160,000    $   420,744       45,000 (5)   $  119,856
Chief Financial Officer,     1998      225,000        275,000        138,188       45,000 (4)       71,434
Treasurer and Secretary      1997      195,000        292,500        142,500      220,000 (3)       52,511

Johannson L. Yap             1999   $  214,000    $         0    $   776,440       43,000 (5)   $   97,592
Chief Investment Officer     1998      200,000        300,000        125,625       40,000 (4)       58,502
                             1997      150,000        300,000        199,500      265,000 (3)       38,157

Anthony Muscatello           1999   $  214,000    $         0    $   684,031       38,000 (5)   $   89,545
President of FI              1998      185,000        310,000        120,600       40,000 (4)       52,967
Development Services         1997      165,000        300,000        124,688      232,000 (3)       37,489
Corporation

---------------

(1) Amounts for 1997 represent bonuses awarded in February 1998 based on performance for the year ended December 31, 1997. Amounts for 1998 represent bonuses awarded in February 1999 based on performance for the year ended December 31, 1998. Amounts for 1999 represent bonuses awarded in February 2000 based on performance for the year ended December 31, 1999.
(2) Amounts for 1997 represent restricted Common Stock awarded in February 1998 as part of the annual bonus with respect to 1997 performance. Amounts for 1998 represent restricted Common Stock awarded in March 1999 as part of the annual bonus with respect to 1998 performance. Amounts for 1999 represent restricted

         Common Stock awarded in February 2000 as part of the annual bonus with respect to 1999 performance. The dollar amount shown is approximately equal to the product of the number of shares of restricted Common Stock granted multiplied by the closing price of the Common Stock as reported by the New York Stock Exchange on the date of grant ($35.625 on February 18, 1998 for 1997 amounts; $25.125 on March 4, 1999 for 1998 amounts; $25.8125 on February 15, 2000 for 1999 amounts). This valuation does not take into account any diminution in value that results from the restrictions applicable to such Common Stock. From and after the date of issuance, holders of the restricted Common Stock are entitled to vote such Common Stock and receive dividends at the same rate applicable to unrestricted shares of Common Stock. The total number of shares, and the value, of restricted Common Stock awarded as part of annual bonuses, and held by, each Named Executive Officer as of December 31, 1999 (based on the closing price per share of Common Stock as reported on the New York Stock Exchange on such date ($27.4375)) is as follows: Mr. Brennan - 18,235 shares ($500,323), Mr. Heigl - 18,840 shares ($516,923), Mr. Havala - 13,000 shares ($356,688), Mr. Yap -
         15,445 shares ($423,772) and Mr. Muscatello - 11,000 shares ($301,813).
         An aggregate of 6,051 shares of restricted Common Stock awarded to Messrs. Brennan, Heigl, Havala and Yap vested in January 1999 and restrictions with respect to such shares have been removed.
(3) Amounts for 1997 represent (a) an aggregate of 1,035,000 options granted to the Named Executive Officers under the 1997 Stock Plan on January 2, 1998 at an exercise price equal to $35.8125 per share, all of which options were canceled effective December 31, 1999, and (b) an aggregate of 212,000 options granted to the Named Executive Officers under the 1997 Stock Plan on May 14, 1998 at an exercise price equal to $31.13 per share and which vested in two equal installments on the six month and first year anniversary of the date of grant.
(4) Amounts for 1998 represent an aggregate of 239,000 options granted to the Named Executive Officers under the 1997 Stock Plan on March 4, 1999 at an exercise price equal to $25.125 per share. Such options vested in two equal installments on the six month and first year anniversary of the date of grant. Amounts for 1998 also represent an aggregate of 40,000 options granted to Messrs. Brennan and Heigl under the 1997 Stock Plan on December 3, 1998 at an exercise price equal to $24.00 per share and which vested in two equal installments on the six month and first anniversary of the date of grant.
(5) Amounts for 1999 represent an aggregate of 238,000 options that the Compensation Committee has determined to grant to the Named Executive Officers under the 1997 Stock Plan.
(6) Includes an aggregate of $14,508 in premiums paid by the Company on term life insurance and long term disability insurance for the benefit of certain of the Named Executive Officers. Also includes an aggregate of $19,200 in car allowances and $9,000 in a personal financial planning allowance for certain of the Named Executive Officers. Also includes benefits accrued on units awarded to the Named Executive Officers under the Deferred Income Plan. Generally, amounts accrued under the Deferred Income Plan vest in equal quarterly installments over three years and are paid out (in cash or Common Stock at the discretion of the Compensation Committee) in three annual installments, commencing on the January 31st after the date of grant. Amounts accrued under the Deferred Income Plan to each Named Executive Officer in 1997 were used to acquire Common Stock having an aggregate value at the time of acquisition to each such as follows: Mr. Brennan - $56,137, Mr. Heigl - $37,424, Mr. Havala - $49,956, Mr. Yap - $37,424 and Mr.
         Muscatello - $33,303. A portion of the amounts accrued under the Deferred Income Plan to each Named Executive Officer in 1998 were used to acquire Common Stock having an aggregate value at the time of acquisition to each Named Executive Officer as follows: Mr. Brennan - $43,591, Mr. Heigl - $28,936, Mr. Havala - $34,491, Mr. Yap - $28,936
         and Mr. Muscatello - $29,389. The remainder of the amounts accrued under the Deferred Income Plan to each Named Executive Officer in 1998 were paid in cash. A portion of the amount accrued under the Deferred Income Plan to Mr. Brennan in 1999 was used to acquire Common Stock having a value at the time of acquisition of $77,212, with the remainder of such amount paid in cash. The amounts accrued under the Deferred Income Plan to each of the other Named Executive Officers in 1999 were paid in cash.

OPTION GRANTS AND EXERCISES

         Option Grants. The following table sets forth the options granted in the fiscal year ended December 31, 1999 to the Named Executive Officers.

                                             OPTION GRANTS IN 1999

                                               Individual Grants
                          -----------------------------------------------------------
                                           Percent of
                             Number of    Total Options
                              Options      Granted to      Exercise or                      Total Present
                              Granted     Employees in     Base Price      Expiration         Value as
Name                          (#)(1)       1999 (%)(2)       ($/sh)          Date(s)      of Grant Date(4)
------------------------- ------------  ---------------  -------------    -----------     ----------------
Michael W. Brennan           60,000           6.1        $    (3)             (3)         $       106,800
Gary  H. Heigl               54,000           5.5             (3)             (3)                  96,120
Michael J. Havala            45,000           4.6             (3)             (3)                  80,100
Johannson L. Yap             40,000           4.1             (3)             (3)                  71,200
Anthony Muscatello           40,000           4.1             (3)             (3)                  71,200

---------------

(1) Represents an aggregate of 239,000 granted under the 1997 Stock Plan on March 4, 1999 to the Named Executive Officers. The options vest in two equal installments on the six-month and first year anniversary of the date of grant.
(2) Percentages do not take into account 60,000 options in the aggregate granted to non-employee directors of the Company.
(3) All of the options have an exercise price of $25.125, based on the closing price per share of Common Stock as reported on the New York Stock Exchange on the date of grant. All of the options expire March 4, 2009.
(4) Based on the Black-Scholes option pricing model adapted for use in valuing stock options. The actual value, if any, that the Named Executive Officer may receive would depend on the excess of the stock price at the time of exercise over the exercise or base price on the date the option is exercised. There is no assurance that the value realized by the Named Executive Officer would be at or near the value estimated by the Black-Scholes model. The estimated values under the model are based on certain assumptions, such as interest rates, stock price volatility and future dividend yields.

        Option Exercises and Year-End Holdings. No options were exercised in 1999 by the Named Executive Officers. During such period 35,000 vested options were converted into restricted Common Stock by one of the Named Executive Officers. The following table sets forth the value of options held at the end of 1999 by the Named Executive Officers.

                AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1999
                     AND FISCAL YEAR-END 1999 OPTION VALUES


                                                        Number of Securities Underlying       Value of Unexercised
                                                              Unexercised Options            In-the-Money Options at
                          Shares                            at December 31, 1999(#)            December 31, 1999(2)
                       Acquired on       Value            ---------------------------        -----------------------
Name                  Exercise(#)(1)    Realized($)       Exercisable     Unexercisable    Exercisable   Unexercisable
------------------    --------------    -----------      -------------   ---------------   -----------   -------------
Michael W. Brennan          0                0              200,000          30,000          $376,564       $69,375
Gary H. Heigl               0                0              144,000          27,000          $170,251       $62,438
Michael J. Havala           0                0              137,500          22,500          $277,969       $52,031
Johannson L. Yap            0                0              142,500          20,000          $294,844       $46,250
Anthony Muscatello          0                0              132,000          20,000          $355,000       $46,250

---------------

(1) No options were exercised in 1999 by the Named Executive Officers. During such period, Mr. Havala converted 35,000 vested options into restricted Common Stock. As a result of such conversion, Mr. Havala received 5,224 restricted shares.
(2) Based on the closing price per share of Common Stock as reported on the New York Stock Exchange on December 31, 1999 ($27.4375).


SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 (as amended, the "Exchange Act") requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC") and the New York Stock Exchange. Officers, directors and "greater than ten-percent" stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms so filed.

        Based solely on review of the copies of such forms furnished to the Company for 1999, all Section 16(a) filing requirements applicable to the Company's officers, directors and "greater than ten-percent" stockholders were complied with, except that (i) Craig Cosgrove filed one Form 4 late with respect to a transaction in January 1999, (ii) Timothy Gudim filed one Form 4 late with respect to a transaction in October 1999, (iii) Johannson Yap filed two Forms 4 late, one with respect to a transaction in February 1999 and one with respect to a transaction in July 1999, and (iv) Michael Brennan filed one Form 4 late with respect to two transactions in November 1999.


EMPLOYMENT AGREEMENTS

        In February 1997, the Company entered into a written employment agreement with Michael W. Brennan, who became the Company's President and Chief Executive Officer in November 1998. The agreement provides for an initial annual minimum base salary of $195,000, which may be increased at the discretion of the Compensation Committee, and an annual bonus at the discretion of the Compensation Committee. The agreement provides for an initial term of two years and subsequent two-year periods unless otherwise terminated; provided, however, that the agreement will expire on Mr. Brennan's 70th birthday. Upon certain changes in control of the Company or a termination without cause, Mr. Brennan is entitled to severance in an amount equal to two times his annual salary, plus two times his average bonus over the prior two years. In addition, upon termination, Mr. Brennan's options and awards under the 1994 Stock Plan, the 1997 Stock Plan and Deferred Income Plan will fully vest and his other benefits will continue for a period of two years. Severance amounts payable to Mr. Brennan upon termination will be reduced if such amounts become payable after Mr. Brennan's 67th birthday. Mr. Brennan has agreed to a two-year covenant not to compete after termination.


STOCK PERFORMANCE GRAPH

        The incorporation by reference of this Proxy Statement into any document filed with the SEC by the Company shall not be deemed to include the following performance graph unless such graph is specifically stated to be incorporated by reference into such document.

        The following graph provides a comparison of the cumulative total stockholder return among the Company, the NAREIT Equity REIT Total Return Index (the "NAREIT Index"), an industry index which, as of December 31, 1999, was comprised of 167 tax-qualified equity REITs (including the Company) and the Standard & Poor's 500 Index ("S&P 500"). The comparison is for the period from December 31, 1994 to December 31, 1999 and assumes the reinvestment of any dividends. The closing price for the Company's Common Stock quoted on the New York Stock Exchange at the close of business on December 31, 1994 was $19.50 per share. The NAREIT Index includes REITs with 75% or more of their gross invested book value of assets invested directly or indirectly in the equity ownership of real estate. Upon written request, the Company will provide stockholders with a list of the REITs included in the NAREIT Index. The historical information set forth below is not necessarily indicative of future performance. The following graph was prepared at the Company's request by Research Data Group, Inc., San Francisco, California.

                        [GRAPHIC MATERIAL PRESENTED HERE]


   -------------------------------------------------------------------------
                             CUMULATIVE TOTAL RETURN
   -------------------------------------------------------------------------
                                         12/94 12/95 12/96 12/97 12/98 12/99
   -------------------------------------------------------------------------

    FIRST INDUSTRIAL REALTY TRUST, INC.   $100  $127  $185  $234  $187  $210
    NAREIT EQUITY                          100   115   156   188   155   148
    S & P 500                              100   138   169   226   290   351
    ------------------------------------------------------------------------

REPORT OF THE COMPENSATION COMMITTEE

        The Compensation Committee of the Board of Directors is composed of two of the Company's independent outside directors, Messrs. Slater and Lesher. The Compensation Committee is responsible for administering the policies that govern the Company's executive compensation.

        Objectives of Executive Compensation. The Compensation Committee has designed its compensation policy to provide the proper incentives to management to maximize the Company's performance in order to serve the best interests of its stockholders. As a result, the Compensation Committee intends to focus on incentive awards, such as stock option grants, restricted stock awards and deferred income awards (as described below), as opposed to large salary increases, to emphasize performance related incentive compensation. The Compensation Committee currently grants stock option and other incentive awards under the 1997 Stock Plan and the Deferred Income Plan.

        The bonuses and incentive awards awarded for 1999 performance to the Chief Executive Officer and the other executive officers were based on the achievement of the Company's business plan, primary components of which were the Company's Funds from Operations, an industry recognized measure of a REIT's performance (commonly referred to as "FFO"), and specific performance objectives, such as individual performance related to same property net operating income growth and investment goals.

        In 1999, an outside third-party consultant was hired to assist the Compensation Committee in reviewing its compensation objectives and conducting a market compensation analysis. Among other things, the consultant compared the Company's executive officers' base salaries, cash and equity bonus awards and level of stock ownership in the Company with those of other comparable companies. In general, the consultant affirmed the Compensation Committee's objectives and found the Company's executive officers' compensation to be consistent with market. The consultant encouraged the Compensation Committee to continue its efforts to increase management's level of stock ownership in the Company and made recommendations toward that effort, which are reflected in 1999 compensation and are expected to be reflected in future compensation.

        The Company maintains the philosophy that compensation of its executive officers and others should be directly and materially linked to operating performance. To achieve this linkage, executive compensation is weighted towards bonuses paid and incentive awards granted on the basis of the Company's performance. Thus, while annual salary increases are based on personal performance of the executive officers and general economic conditions, annual bonuses and incentive award grants are directly tied to the Company's actual economic performance during the applicable fiscal year.

        Stock options, together with other incentive awards (e.g., restricted stock), are granted to the executives under the provisions of the 1997 Stock Plan. In addition, incentive awards are granted under the

Deferred Income Plan. Such incentive awards are granted to provide incentive to improve stockholder value over the long-term and to encourage and facilitate executive stock ownership. Stock options are granted at the market price of the Common Stock at the date of grant to ensure that executives can only be rewarded for appreciation in the price of the Common Stock when the Company's stockholders are similarly benefited. The Compensation Committee determines those executives who will receive incentive award grants and the size of such awards.

        Compensation Committee Procedures. The Compensation Committee will annually evaluate the personal performance of the Chief Executive Officer and the other executive officers of the Company, as well as the Company's performance. In setting the salary levels for compensation, the Compensation Committee compares the total annual compensation and stock ownership of the Chief Executive Officer and the other executive officers to the compensation of executive officers of other publicly held REITs. Personal performance can include such qualitative factors as organizational and management development exhibited from year to year. Generally the Compensation Committee will meet prior to the beginning of each fiscal year to establish base salary and performance targets for the upcoming year and will meet again at the beginning of each year to review performance and approve incentive awards for the preceding fiscal year.

        Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the deductibility on the Company's tax return of compensation over $1 million to any of the Named Executive Officers unless, in general, the compensation is paid pursuant to a plan which is performance-related, non-discretionary and has been approved by the Company's stockholders. The Compensation Committee's policy with respect to Section 162(m) is to make reasonable efforts to ensure that compensation is deductible to the extent permitted while simultaneously providing Company executives with appropriate rewards for their performance.

        The Compensation Committee believes that it has designed and implemented a compensation structure that provides appropriate awards and incentives for the Company's executive officers as they work to sustain and improve the Company's overall performance.

        Submitted by the Compensation Committee:

                Robert J. Slater          John L. Lesher


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        The Compensation Committee consists of Messrs. Slater and Lesher. Neither of them has served as an officer of the Company and Mr. Lesher has no other business relationship or affiliation with the Company, except his service as a director. From time to time, Mr. Slater provides consulting services to the Company through his private consulting firm, Jackson Consulting, Inc. ("Jackson Consulting").

CERTAIN RELATIONSHIPS AND TRANSACTIONS

        The Company often obtains title insurance coverage for its properties from Chicago Title Corporation ("CTC"). John Rau, a director of the Company, became the President, Chief Executive Officer and a director of CTC in 1996. Management of the Company believes the terms of the title insurance provided by CTC to the Company and the premiums therefor are as favorable to the Company as could be obtained from other title insurance companies.

        The Company often engages in transactions for which CB Richard Ellis, Inc. ("CB Richard Ellis") acts as a broker. The brother of Michael W. Brennan, the President and Chief Executive Officer and a director of the Company, is an employee of CB Richard Ellis and, in one transaction in 1999 in which the Company sold property for approximately $13.7 million, received $17,640 as a portion of the brokerage commission paid by the Company to CB Richard Ellis in connection with such transaction. Management of the Company believes the terms of brokerage services provided by CB Richard Ellis in such transaction were as favorable to the Company as could be obtained in an arm's length transaction.

        From time to time, Robert J. Slater, a director of the Company, provides consulting services to the Company through his private consulting firm, Jackson Consulting. In 1999, the Company paid Jackson Consulting approximately $14,895 in connection with Mr. Slater's consulting services.

        On September 2, 1999, the Company purchased a 10% interest in an entity that acquired a 1,159,121 square foot industrial property portfolio located in Los Angeles, California for approximately $63.9 million. The property was purchased from five entities, in each of which Timothy E. Gudim, one of the Company's Managing Directors, owned less than a 0.2% interest. Management of the Company believes the terms of this acquisition were as favorable to the Company as could be obtained in an arm's length transaction.

        On September 15, 1999, the Company sold nine industrial properties for approximately $39.5 million to an entity of which Jay H. Shidler, Chairman of the Board of Directors of the Company, is also Chairman of the Board. Management of the Company believes the terms of this sale were as favorable to the Company as could be obtained in an arm's length transaction.

        On January 28, 2000, the Company purchased two industrial properties from two limited partnerships, Roosevelt Glen Corporate Center ("Roosevelt") and Hartford Center Investment Company ("Hartford"), for a total consideration of approximately $8.36 million. Tomasz/Shidler Investment Corporation ("TSIC"), a corporation in which Jay H. Shidler, Chairman of the Board of Directors of the Company, is an officer and shareholder, has a 11.638% general partner interest in Roosevelt and a 12.39% general partner interest in Hartford. Waikiki Beachcomber Investment Company, a general partnership in which Mr. Shidler is a partner, has a 1.397% limited partner interest in Roosevelt. Also on January 28, 2000, the Company purchased one industrial property from Eastgate Shopping Center Investment Co. ("Eastgate"), a limited partnership, for a total consideration of approximately $2.52 million. TSIC has a

12.972% general partner interest in Eastgate. Management of the Company believes the terms of these transactions were as favorable to the Company as could be obtained in an arm's length transaction.


         SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

        The following table presents information concerning the ownership of Common Stock of the Company and limited partnership units ("Units") of First Industrial, L.P. (which generally are exchangeable on a one-for-one basis, subject to adjustments, for Common Stock) by all directors, the Named Executive Officers, the directors and executive officers of the Company as a group and persons and entities known to the Company to be beneficial owners of more than 5% of the Company's Common Stock. The information is presented as of March 20, 2000, unless otherwise indicated, and is based on representations of officers and directors of the Company and filings received by the Company on Schedule 13G under the Exchange Act.

                                                   Common Stock/Units
                                                      Beneficially
                                                         Owned
                                                 ----------------------
                                                              Percent
                                                  Number      of Class
                                                 --------    ----------
          Names and Addresses of
              5% Stockholders
              ---------------

Glickenhaus & Co.(1)
6 East 43rd Street
New York, New York  10017................       2,874,507      7.5%

          Names and Addresses of
          Directors and Officers*
          -----------------------

Jay H. Shidler(2)........................       1,310,933      3.4%

Michael W. Brennan(3)....................         383,846      1.0%

John L. Lesher(4)........................          53,456       **

Kevin W. Lynch(5)........................          46,474       **

Michael G. Damone(6).....................         246,665       **

John Rau(7)..............................          55,456       **

Robert J. Slater(8)......................          39,949       **

                                                   Common Stock/Units
                                                      Beneficially
                                                         Owned
                                                 ----------------------
                                                              Percent
                                                  Number      of Class
                                                 --------    ----------

J. Steven Wilson(9)......................          54,410       **

W. Ed Tyler(10)..........................               0       **

Gary H. Heigl(11)........................         193,184       **

Michael J. Havala(12)....................         210,042       **

Johannson L. Yap(13).....................         209,290       **

Anthony Muscatello(14)...................         275,507       **

All directors, Named Executive
  Officers and other executive officers
  as a group (17 persons)(15)............       3,365,266      8.3%

---------------

* The business address for each of the Directors and executive officers of the Company is 311 South Wacker Drive, Suite 4000, Chicago, Illinois 60606.

**   Less than 1%

(1) Pursuant to a Schedule 13G dated January 19, 2000 filed by Glickenhaus & Co., Glickenhaus & Co. has the sole power to dispose of all 2,874,507 shares reported, but has the sole power to vote only 2,478,800 of such shares.
(2) Includes 910,660 shares held by Shidler Equities, L.P., a Hawaii limited partnership owned by Mr. Shidler and Wallette Shidler, 68,020 Units held by Mr. Shidler directly, 254,541 Units held by Shidler Equities, L.P., 1,223 Units held by Mr. and Mrs. Shidler jointly, and 22,079 Units held by Holman/Shidler Investment Corporation. Also includes 22,500 shares which may be acquired by Mr. Shidler upon the exercise of vested options granted under the 1994 Stock Plan, consisting of 15,000 shares at an exercise price of $23.50 per share and 7,500 shares at an exercise price of $18.25 per share. Also includes 20,000 shares which may be acquired upon the exercise of vested options granted under the 1997 Stock Plan, consisting of 10,000 shares at an exercise price of $30.50 per share and 10,000 shares at an exercise price of $31.13 per share. Also includes 10,000 shares that may be acquired upon the exercise of options (which will vest in May 2000) granted under the 1997 Stock Plan at an exercise price of $26.94 per share. Also includes 1,910 shares of restricted Common Stock issued under the 1997 Stock Plan.
(3) Includes 30,000 shares that may be acquired by Mr. Brennan upon the exercise of vested options granted under the 1994 Stock Plan, consisting of 15,000 shares at an exercise price of $20.25 per share and 15,000 shares at an exercise price of $22.75 per share. Also includes 190,000 shares that may be acquired by Mr. Brennan upon the exercise of vested options granted under the 1997 Stock Plan, consisting of 45,000 shares at an exercise price of $30.38 per share, 60,000 shares at an exercise price of $31.13 per share, 25,000 shares at an exercise price of $24.00 per share and 60,000 shares at an exercise price of $25.13 per share. Also includes 3,806 Units and 77,613 shares of restricted Common Stock issued under the 1997 Stock Plan. Does not include 2,680 shares of Preferred Stock.

(4) Includes 22,500 shares which may be acquired by Mr. Lesher upon the exercise of vested options granted under the 1994 Stock Plan, consisting of 15,000 shares at an exercise price of $23.50 per share and 7,500 shares at an exercise price of $18.25 per share. Also includes 20,000 shares which may be acquired upon the exercise of vested options granted under the 1997 Stock Plan, consisting of 10,000 shares at an exercise price of $30.50 per share and 10,000 shares at an exercise price of $31.13 per share. Also includes 10,000 shares that may be acquired upon the exercise of options (which will vest in May 2000) granted under the 1997 Stock Plan at an exercise price of $26.94 per share. Also includes 956 shares of restricted Common Stock issued under the 1997 Stock Plan.
(5) Includes 15,000 shares that may be acquired by Mr. Lynch upon the exercise of vested options granted under the 1994 Stock Plan at an exercise price of $23.50 per share. Also includes 20,000 shares that may be acquired upon the exercise of vested options granted under the 1997 Stock Plan, consisting of 10,000 shares at an exercise price of $30.50 per share and 10,000 shares at an exercise price of $31.13 per share. Also includes 10,000 shares that may be acquired upon the exercise of options (which will vest in May 2000) granted under the 1997 Stock Plan at an exercise price of $26.94 per share. Also includes 956 shares of restricted Common Stock issued under the 1997 Stock Plan.
(6) Includes 3,000 shares held by a trust for the benefit of Mr. Damone's wife. Also includes 37,500 shares that may be acquired by Mr. Damone upon the exercise of vested options granted under the 1994 Stock Plan, consisting of 30,000 shares at an exercise price of $23.50 per share and 7,500 shares at an exercise price of $22.75 per share. Also includes 32,000 shares that may be acquired upon the exercise of vested options granted under the 1997 Stock Plan, consisting of 10,000 shares at an exercise price of $30.38, 10,000 shares at an exercise price of $31.13 and 12,000 shares at an exercise price of $25.13. Also includes 144,296 Units. Also includes 6,100 shares of restricted Common Stock issued under the 1997 Stock Plan.
(7) Includes 22,500 shares that may be acquired by Mr. Rau upon the exercise of vested options granted under the 1994 Stock Plan, consisting of 15,000 shares at an exercise price of $23.50 per share and 7,500 shares at an exercise price of $18.25 per share. Also includes 20,000 shares that may be acquired upon the exercise of vested options granted under the 1997 Stock Plan, consisting of 10,000 shares at an exercise price of $30.50 per share and 10,000 shares at an exercise price of $31.13 per share. Also includes 10,000 shares that may be acquired upon the exercise of options (which will vest in May 2000) granted under the 1997 Stock Plan at an exercise price of $26.94 per share. Also includes 956 shares of restricted Common Stock issued under the 1997 Stock Plan.
(8) Includes 20,000 shares that may be acquired by Mr. Slater upon the exercise of vested options granted under the 1997 Stock Plan, consisting of 10,000 shares at an exercise price of $30.50 per share and 10,000 shares at an exercise price of $31.13. Also includes 10,000 shares that may be acquired upon the exercise of options (which will vest in May 2000) granted under the 1997 Stock Plan at an exercise price of $26.94 per share. Also includes 8,949 shares of restricted Common Stock issued under the 1997 Stock Plan.
(9) Includes 22,500 shares that may be acquired by Mr. Wilson upon the exercise of vested options granted under the 1994 Stock Plan, consisting of 15,000 shares at an exercise price of $23.50 per share and 7,500 shares at an exercise price of $18.25 per share. Also includes 20,000 shares that may be acquired upon the exercise of vested options granted under the 1997 Stock Plan, consisting of 10,000 shares at an exercise price of $30.50 per share and 10,000 shares at an exercise price of $31.13 per share. Also includes 10,000 shares that may be acquired upon the exercise of options (which will vest in May 2000) granted under the 1997 Stock Plan at an exercise price of $26.94 per share. Also includes 1,910 shares of restricted Common Stock issued under the 1997 Stock Plan.
(10) Mr. Tyler joined the Company's Board of Directors in March 2000.
(11) Includes 144,000 shares that may be acquired by Mr. Heigl upon the exercise of vested options granted under the 1997 Stock Plan, consisting of 30,000 shares at an exercise price of $30.38 per share, 20,000 shares at an exercise price of $28.50 per share, 40,000 shares at an exercise price of $31.13 per share and 54,000 shares at an exercise price of $25.13 per share. Also includes 41,733 shares of restricted
     Common Stock issued under the 1997 Stock Plan.
(12) Includes 1,251 shares held in custodial accounts for Mr. Havala's children. Also includes 25,000 shares which may be acquired by Mr. Havala upon the exercise of vested options granted under the 1994 Stock Plan, consisting of 10,000 shares at an exercise price of $23.50 per share and 15,000 shares at an exercise price of $20.25 per share. Also includes 115,000 shares that may be acquired by Mr. Havala upon the exercise of vested options granted under the 1997 Stock Plan, consisting of 30,000 shares at an exercise price of $30.38 per share, 40,000 shares at an exercise price of $31.13 per share and 45,000 shares at an exercise price of $25.13 per share. Also includes 49,908 shares of restricted Common Stock issued under the 1997 Stock Plan. Does not include 2,000 shares of Preferred Stock.
(13) Includes 1,758 shares held in a custodial account for the benefit of Mr. Yap's children. Also includes 22,500 shares which may be acquired by Mr. Yap upon the exercise of vested options granted under the 1994 Stock Plan, consisting of 10,000 shares at an exercise price of $20.25 per share and 12,500 shares at an exercise price of $22.75 per share. Also includes 110,000 shares that may be acquired by Mr. Yap upon the exercise of vested options granted under the 1997 Stock Plan, consisting of 30,000 shares at an exercise price of $30.38, 40,000 shares at an exercise price of $31.13 per share and 40,000 shares at an exercise price of $25.13 per share. Also includes 1,680 Units. Also includes 55,020 shares of restricted Common Stock to be issued under the 1997 Stock Plan. Does not include 750 shares of Preferred Stock.
(14) Includes 60,000 shares which may be acquired by Mr. Muscatello upon the exercise of vested options granted under the 1994 Stock Plan, consisting of 30,000 shares at an exercise price of $23.50 per share, 20,000 shares at an exercise price of $20.25 per share and 10,000 shares at an exercise price of $22.75 per share. Includes 92,000 shares which may be acquired by Mr. Muscatello upon the exercise of vested options granted under the 1997 Stock Plan, consisting of 20,000 shares at an exercise price of $30.38, 32,000 shares at an exercise price of $31.13 per share and 40,000 shares at an exercise price of $25.13 per share. Also includes 81,654 Units. Also includes 37,500 shares of restricted Common Stock issued under the 1997 Stock Plan.
(15) Includes 281,000 shares in the aggregate that may be acquired by directors or executive officers upon the exercise of vested options granted under the 1994 Stock Plan, consisting of 145,000 shares at an exercise price of $23.50 per share, 30,000 shares at an exercise price of $18.25 per share, 60,000 shares at an exercise price of $20.25 per share and 46,000 shares at an exercise price of $22.75 per share. Includes 1,022,500 shares in the aggregate that may be acquired by directors and executive officers upon the exercise of vested options granted under the 1997 Stock Plan, consisting of 195,000 shares at an exercise price of $30.38, 60,000 shares at an exercise price of $30.50, 20,000 shares at an exercise price of $28.50, 25,000 shares at an exercise price of $24.00, 329,000 shares at an exercise price of $31.13, 333,500 shares at an exercise price of $25.13 and 60,000 shares at an exercise price of $26.94. Also includes 698,749 Units. Also includes 353,443 shares of restricted Common Stock issued under the 1997 Stock Plan. Does not include 5,430 shares of Preferred Stock in the aggregate owned by certain executive officers and directors of the Company.

                                   PROPOSAL II

                RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

         The accounting firm of PricewaterhouseCoopers LLP (or its predecessor, Coopers & Lybrand L.L.P.) has served as the Company's independent auditors since the Company's formation in August 1993. On March 9, 2000, the Board of Directors voted to appoint PricewaterhouseCoopers LLP as the Company's independent auditors for the current fiscal year. A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will be given the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR FISCAL 2000.


         OTHER MATTERS


SOLICITATION OF PROXIES

         The cost of solicitation of proxies in the form enclosed herewith will be borne by the Company. In addition to the solicitation of proxies by mail, the directors, officers and employees of the Company may also solicit proxies personally or by telephone without additional compensation for such activities. The Company will also request persons, firms and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners. The Company will reimburse such holders for their reasonable expenses.


STOCKHOLDER PROPOSALS

         Stockholder proposals intended to be presented at the 2001 Annual Meeting of Stockholders must be received by the Secretary of the Company no later than December 11, 2000, in order to be considered for inclusion in the proxy statement and on the proxy card that will be solicited by the Board of Directors in connection with the 2001 Annual Meeting of Stockholders.

         In addition, the Bylaws of the Company provide that in order for a stockholder to nominate a candidate for election as a director at an annual meeting or propose business for consideration at such annual meeting, notice must generally be given to the Secretary of the Company not more than 180 days nor less than 75 days prior to the first anniversary of the preceding year's annual meeting. The fact that the Company may not insist upon compliance with these requirements should not be construed as a waiver by the Company of its right to do so at any time in the future.

OTHER MATTERS

         The Board of Directors does not know of any matters other than those described in this Proxy Statement that will be presented for action at the Annual Meeting. If other matters are presented, it is the intention of the persons named as proxies in the accompanying Proxy Card to vote in their discretion all shares represented by validly executed proxies.

         REGARDLESS OF THE NUMBER OF SHARES YOU OWN, YOUR VOTE IS IMPORTANT TO THE COMPANY. PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD TODAY.

                      FIRST INDUSTRIAL REALTY TRUST, INC.
P
            PROXY FOR ANNUAL MEETING OF STOCKHOLDERS ON MAY 17, 2000
R                SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

O
           The undersigned appoints Michael W. Brennan and Michael J. Havala, or
X either of them, with full powers of substitution, as proxies of the undersigned, with the authority to vote upon and act with respect to all
Y shares of stock of First Industrial Realty Trust, Inc. (the "Company"), which the undersigned is entitled to vote, at the Annual Meeting of Stockholders of the Company, to be held at the Sears Tower Conference Center, 233 South Wacker Drive, 99th Floor, Chicago, Illinois, 60606, commencing Wednesday, May 17, 2000, at 9:00 a.m., and at any and all adjournments thereof, with all the powers the undersigned would possess if then and there personally present, and especially (but without limiting the general authorization and power hereby given) with the authority to vote on the reverse side.

                   Nominees (term, if elected, expires 2003):

             JOHN RAU         ROBERT J. SLATER         W. ED TYLER

      THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED HEREIN. IF THIS PROXY DOES NOT INDICATE A CONTRARY CHOICE, IT WILL BE VOTED FOR ALL THE NOMINEES FOR DIRECTOR AS LISTED IN ITEM 1, FOR THE RATIFICATION OF AUDITORS DESCRIBED IN ITEM 2, AND IN THE DISCRETION OF THE PERSONS NAMED AS PROXIES HEREIN WITH RESPECT TO ANY AND ALL MATTERS REFERRED TO IN ITEM 3.

                                                                     -----------
                                                                     SEE REVERSE
                                                                        SIDE
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

[X] PLEASE MARK YOUR    -----                                                                                                 |
    VOTES AS IN THIS    |                                                                                                     |
    EXAMPLE.            |                                                                                                      -----

                       FOR ALL
                       NOMINEES          WITHHOLD
                  (except as marked      AUTHORITY                             AUTHORITY AUTHORITY
                  to the contrary on  to vote for all                           GRANTED  WITHHELD
                   the line below)       nominees                                 FOR     AGAINST  ABSTAIN

1. Election of                                         2. Ratification                                       3. In their discretion,
   three Class III        [ ]               [ ]           of the selection of      [ ]      [ ]      [ ]        on any and all other
   Directors                                              PricewaterhouseCoopers                                matters as may
   (see reverse)                                          LLP as the Company's                                  properly come before
                                                          independent auditors:                                 the meeting

   To withhold authority for any individual nominee or nominees, write his or
   their name or names in the space below:                                           NOTE: PLEASE DATE PROXY AND SIGN IT EXACTLY AS
                                                                                     NAME OR NAMES APPEAR TO THE LEFT. ALL JOINT
                                                                                     OWNERS OF SHARES SHOULD SIGN. STATE FULL TITLE
   ----------------------------------------------------                              WHEN SIGNING AS EXECUTOR, ADMINISTRATOR,
                                                                                     TRUSTEE, GUARDIAN, ET CETERA. PLEASE RETURN
                                                                                     SIGNED PROXY IN THE ENCLOSED ENVELOPE.

                                                                                     The undersigned hereby revokes any proxy or
                                                                                     proxies heretofore given to vote upon or act
                                                                                     with respect to said stock and hereby ratifies
                                                                                     and confirms all that the proxies named herein
                                                                                     and their substitutes, or any of them, may
                                                                                     lawfully do by virtue hereof.





                                                                                     -----------------------------------------------


                                                                                     -----------------------------------------------
                                                                                     Signature of Stockholder (if held jointly) DATE

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